EXHIBIT 23


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in registration statements of ProxyMed, Inc. and subsidiaries on Forms S-3 (File Nos. 333-77793 (as amended by amendments no. 1 and 2), 333-58311, 333-11179, 333-34645 and 33-95454) and Forms
S-8 (File Nos. 333-04717 and 333-50391) of our report dated February 19, 1999, on our audits of the consolidated financial statements and financial statement schedule of ProxyMed, Inc. and subsidiaries as of December 31, 1998 and 1997, and for each of the three years ended December 31, 1998 which report is included in this annual report on Form 10-K, (as amended by amendments no. 1 and 2).



PricewaterhouseCoopers LLP

Miami, Florida
July 21, 1999